Exhibit 99.2

Washington Federal, Inc. (“WFSL”) acquisition of

First Mutual Bancshares, Inc. (“FMSB”) - Transaction details

Purchase Price – 50% cash, 50% stock:

■	Total consideration to be paid for FMSB stock and employee stock options will be approximately $189.8 million. On a per share basis total consideration will be approximately $27.05.

■

WFSL stock to be priced based on the 10 trading-day period ending with the close of business on the fifth business day preceding the effective date of the merger. WFSL has option to substitute all cash if average stock price falls below $22.75

■

FMSB has 12 branches currently plus one additional branch soon to be opened in Bothell (Canyon Park). All located in Seattle (2: Ballard & W. Seattle) and the Eastside (11: including Bothell – Canyon Park)

■	Consolidation opportunities for some branches – estimated savings of $2.5 million per year

■	Represents

¡	a premium of 21.7% over FMSB’s last traded price of $22.23 (as of 6/29/07)

¡	2.62 times FMSB’s book value of $72,365,000 as of March 31, 2007

¡	2.80 times FMSB’s tangible book value of $67,757,000 as of March 31, 2007

¡	15.2% book premium ($117,425,000) as a percentage of deposits ($771,659,000) as of March 31, 2007

¡	17.3 times FMSB’s earnings (based on FMSB’s last twelve months earnings for the period ended March 31, 2007 of $10,980,000)

Reasons for the transaction:

■	We expect this transaction to be accretive to WFSL’s income in the first full year

■	FMSB has branches in excellent markets - fills out the Eastside of Seattle for WFSL

■	In-market acquisition offers consolidation opportunities

■	FMSB assets are concentrated in real estate secured loans. Overall, excellent credit quality (NPA’s just 19 bps at 3/31/07)

■	Employee base will add to depth of talent at WFSL (237 employees)

■	Opportunity for WFSL to profitably deploy a portion of its excess capital - best use of capital at this time

■	Acquisition of a deposit base with a weighted average cost of 3.81% as of April 30, 2007

■	Diversification of our loan portfolio, FMSB’s weighted average yield on loans was 8.13% as of May 31, 2007

Loan & Deposit Information:

All amounts are unaudited as of March 31, 2007 (in thousands)

	FMSB		WFSL		Combined (1)
LOANS
Single Family Residential	205,614	23.9%	5,749,540	74.0%	5,955,154	69.0%
Construction	202,869	23.6%	1,113,549	14.3%	1,316,418	15.2%
Land	67,746	7.9%	775,223	10.0%	842,969	9.8%
Multifamily	99,406	11.5%	545,138	7.0%	644,544	7.5%
Commercial Real Estate	164,062	19.1%	103,513	1.3%	267,575	3.1%
Other Commercial	108,120	12.6%	38,795	0.5%	146,915	1.7%
Home Equity	27,970	3.2%	14,779	0.2%	42,749	0.5%
Consumer	65,348	7.6%	7,718	0.1%	73,066	0.8%
Net Credits (Allowance, LIP, Net Def. Fees)	(80,201)	-9.3%	(574,261)	-7.4%	(654,462)	-7.6%

	860,934	100%	7,773,994	100%	8,634,928	100%
DEPOSITS
Certificates of Deposit	439,640	57.0%	4,585,031	76.7%	5,024,671	74.4%
Savings	6,836	0.9%	212,603	3.6%	219,439	3.3%
Money Market	207,872	26.9%	779,260	13.0%	987,132	14.6%
Interest Checking	61,289	7.9%	305,431	5.1%	366,720	5.4%
Non-Interest Checking	56,022	7.3%	96,780	1.6%	152,802	2.3%

	771,659	100.0%	5,979,105	100.0%	6,750,764	100.0%

(1)	Combined amounts represent only the aggregation of the two balances, this does not contemplate any purchase accounting adjustments that may be necessary.

Forward Looking Statements

This release may contain forward-looking statements regarding WFSL, FMSB, and the proposed merger. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and the shareholders of FMSB may fail to approve the consummation of the merger. WFSL and FMSB undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Notice to FMSB Shareholders

This fact sheet may be deemed to be solicitation material with respect to the proposed acquisition of FMSB and the issuance of shares of common stock by WFSL pursuant to the merger. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the Securities and Exchange Commission (“SEC”). The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of FMSB in connection with their vote on the merger. SHAREHOLDERS OF FMSB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of FMSB. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, at www.sec.gov.